Exhibit 10.48

PROJECT LOAN FACILITY AGREEMENT

26 NOVEMBER 2010

€195,200,000

CREDIT FACILITY

for

ANDROMEDA PV S.R.L

arranged by
BNP PARIBAS, MILAN BRANCH

and

SOCIÉTÉ GÉNÉRALE, MILAN BRANCH

SUBJECT TO IMPOSTA SOSTITUTIVA PURSUANT TO ARTICLES 15 AND FOLLOWING OF
ITALIAN PRESIDENTIAL DECREE NO. 601 OF 29 SEPTEMBER 1973

Allen & Overy LLP

THIS AGREEMENT has been entered into on 26 November 2010 in Rome

BETWEEN:

(1)
ANDROMEDA PV S.R.L., a company incorporated under the laws of Italy, whose registered office is at Piazza Filippo Meda 3, 20121 Milan, Italy, with a fully paid-up corporate capital of Euro 50,000, and whose registration number with the Companies' Registry of Milan, tax code and VAT No. is 06293700966 (the Borrower);

(2)
BNP PARIBAS MILAN BRANCH, a company incorporated as a société anonyme under the laws of France, having its registered office at 16 Boulevard des Italiens, 75009 Paris, France, and registered on the Commercial Register in France under number 662042449 RCS PARIS, which acts for the purposes hereof through its Milan branch, whose offices are located at Piazza San Fedele 2, Milan (hereinafter an Arranger and an Original Facility A Lender);

(3)
SOCIÉTÉ GÉNÉRALE, MILAN BRANCH, a company incorporated as a société anonyme under the laws of France, having its registered office at Boulevard Haussmann 29, 75009 Paris, with a fully paid-up corporate capital of Euro 933,027,038.75 (nine hundred and thirty three million twenty seven thousand and thirty eight/75), which acts for the purposes hereof through its Italian branch, whose offices are located in Via Olona 2, Milan, tax code and registration number at the Companies Registry of Milan No. 80112150158, enrolled in the register of the banks held by Bank of Italy under No. 4858 (hereinafter SG, an Arranger and an Original Facility A Lender); and

(4)
DEUTSCHE BANK AG, LONDON BRANCH, incorporated under the laws of the Federal Republic of Germany, acting through its London office at Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom (hereinafter the Senior Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Common Terms Agreement means the common terms agreement dated the date of this Agreement between (among others) the Borrower, the Original Lenders and the Senior Agent.

Facility A1 Rate of Interest means:

(a)	in respect of the first Interest Period for each Facility A1 Loan, the Initial Period Rate per annum; and

(b)	in respect of subsequent Interest Periods, 6.152 per cent. per annum.

Facility A2 Rate of Interest means:

(c)	in respect of the first Interest Period for each Facility A2 Loan, the Initial Period Rate per annum; and

(d)	in respect of subsequent Interest Periods, 6.152 per cent. per annum.

Initial Period Rate means a rate of interest equal to EONIA plus 0.85 per cent.

Issuer Acceleration Notice has the meaning given to it in Condition 10(b).

Project Loan Payment Date means, in respect of payment of interest on a Project Loan, the date that is twelve Business Days prior to each Note Payment Date.

Party means a party to this Agreement.

Rate of Interest means

(a)	the Facility A1 Rate of Interest; and

(b)	the Facility A2 Rate of Interest.

(a)
Relevant Day-Count Fraction means:with respect to a Facility A1 Loan and a Facility A2 Loan during the first Interest Period only, the actual number of days in the first Interest Period divided by 360.

(b)
with respect to a Facility A1 Loan for any Interest Period after the first Interest Period, the actual number of days in the Interest Period divided by 365 (or, if any portion of that Interest Period falls in a leap year, the sum of (I) the actual number of days in that portion of the Interest Period falling in a leap year divided by 366 and (II) the actual number of days in that portion of the Interest Period falling in a non-leap year divided by 365); and

(c)	with respect to a Facility A2 Loan for any Interest Period after the first Interest Period, the number of days in the Interest Period divided by 360, calculated on a formula basis as follows:

Day Count Fraction =

Where:

"Y1" is the year, expressed as a number, in which the first day of the Interest Period falls;

"Y2" is the year, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

"M1" is the calendar month, expressed as a number, in which the first day of the Interest Period falls;

"M2" is the calendar month, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

"D1" is the first calendar day, expressed as a number, of the Interest Period, unless such number is 31, in which case D1 will be 30; and

"D2" is the calendar day, expressed as a number, immediately following the last day included in the Interest Period, unless such number would be 31 and D2 is greater than 29, in which case D2 will be 30.

Relevant Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Relevant Lender after the date of this Agreement,

and, in each case, has not ceased to be a Relevant Lender in accordance with the terms of this Agreement and the Common Terms Agreement.

Request means a request for a Project Loan, substantially in the form of Schedule 1 (Form of Request).

1.2	Construction

(a)	Capitalised terms defined in the Common Terms Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

(b)
The provisions of clause 1.3 (Construction) of the Common Terms Agreement apply to this Agreement as if they were set out in full in this Agreement, except that references to the Common Terms Agreement will be construed as references to this Agreement.

1.3	Common Terms Agreement

The rights and obligations of the Parties to this Agreement are also governed by the Common Terms Agreement and this Agreement is to be read in conjunction with, and is subject to the terms and conditions of the Common Terms Agreement including, without limitation, all conditions precedent, representations, warranties, provisions relating to the Senior Agent, undertakings and Events contained therein. In the case of any inconsistency between the provisions of this Agreement and those of the Common Terms Agreement, the provisions of the Common Terms Agreement shall prevail.

2.	FACILITIES

2.1	Facility A1

Subject to the terms of this Agreement and the other Finance Documents, the Relevant Lenders agree with the Borrower to make available to the Borrower a term loan facility in an aggregate amount equal to the aggregate of the Facility A1 Commitments of all the Relevant Lenders.

2.2	Facility A2

Subject to the terms of this Agreement and the other Finance Documents, the Relevant Lenders agree with the Borrower to make available to the Borrower a term loan facility in an aggregate amount equal to the aggregate of the Facility A2 Commitments of all the Relevant Lenders.

3.	CONDITIONS PRECEDENT

The obligations of each Relevant Lender to participate in a Project Loan under this Agreement are subject to clause 4.1 (Conditions Precedent documents) and clause 4.2(a) (Further conditions precedent) of the Common Terms Agreement.

4.	UTILISATION

4.1	Giving of Requests

(a)	The Borrower may borrow a Project Loan by giving to the Senior Agent a duly completed Request.

(b)	The Borrower shall give a Request in accordance with clause 4.1 (Conditions Precedent documents) of the Common Terms Agreement.

(c)	Unless the Senior Agent otherwise agrees, the latest time for receipt by the Senior Agent of a duly completed Request is 11.00 a.m. on the day of the proposed borrowing.

(d)	Each Request is irrevocable.

4.2	Completion of Requests

A Request for a Project Loan will not be regarded as having been duly completed unless (and in addition to the requirements specified in the Common Terms Agreement):

(a)	it identifies the Facility under which the Project Loan is to be made;

(b)	it specifies the purpose(s) for which the Project Loan will be applied and that purpose is allowed under this Agreement;

(c)	the Drawdown Date is a Business Day falling within the Facilities A Availability Period;

(d)	the amount of the Project Loan requested is the maximum undrawn amount available under the relevant Facility on the proposed Drawdown Date;

(e)	the Request indicates that the Project Loan is to be paid:

(i)	in an amount equal to 50 per cent. of the proceeds to the BNPP Drawdown Account; and

(ii)	in an amount equal to 50 per cent. of the proceeds to the SG Drawdown Account; and

(f)	the Request under a Facility is given at the same time as a Request under the other Facility.

4.3	Drawing for Imposta Sostitutiva

(a)
Both Facility A1 and Facility A2 are subject to the Imposta Sostitutiva and the Borrower irrevocably authorises each Original Facility A Lender to withhold from the proceeds of any Project Loan an amount equal to the aggregate amount of the Imposta Sostitutiva payable by such Original Facility A Lender in respect of that Project Loan.

(b)	Each Original Facility A Lender undertakes to use amounts withheld by it pursuant to Clause 4.3(a) to pay Imposta Sostitutiva due in respect of each Facility A1 Loan and Facility A2 Loan.

(c)
Both Facility B1 and Facility B2 are subject to the Imposta Sostitutiva and the Borrower irrevocably authorises Société Générale to withhold from the proceeds of any Project Loan an amount equal to the aggregate amount of the Imposta Sostitutiva payable in respect of Facilities B1 and B2.

(d)	SG undertakes to use amounts withheld by it pursuant to Clause 4.3(c) to pay Imposta Sostitutiva due in respect of Facility B1 Loan and Facility B2.

4.4	Advance of Project Loan

(a)	The Senior Agent must promptly notify each Relevant Lender of the details of the requested Project Loan and the amount of its share in that Project Loan.

(b)	The amount of each Relevant Lender's share of the requested Project Loan will be its Pro Rata Share on the proposed Drawdown Date.

(c)	No Relevant Lender is obliged to participate in a Project Loan if as a result:

(i)	its share in the Project Loan under Facility A1 or Facility A2 would exceed its Commitment for that Facility; or

(ii)	the Project Loans under a Facility would exceed the Total Commitments for that Facility.

(d)
If the conditions set out in this Agreement have been met, each Relevant Lender must pay its share in the requested Project Loan through its Facility Office on or before the Drawdown Date into the relevant Drawdown Account specified in the Request.

4.5	First utilisation of the Facilities

If no Project Loan is drawn within the Facilities A Availability Period, Facility A1 and Facility A2 shall be deemed irrevocably cancelled and this Agreement terminated, save for the provisions of Clause 9 (Taxes) and any provisions in the Common Terms Agreement relating to this Agreement and/or Facility A which survive termination.

5.	REPAYMENT

(a)	Subject to paragraph (b) below, the Borrower must repay the Project Loan in instalments on each Repayment Date in the amounts set out in Schedule 3 (Repayment Schedule for Project Loans).

(b)
Repayment Instalments will be reduced by any prepayments of Project Loans or cancellations of Commitments made under the Common Terms Agreement or this Agreement in accordance with the Common Terms Agreement.

(c)	The Borrower may not re-borrow any part of a Project Loan which is repaid.

6.	PREPAYMENT AND CANCELLATION

6.1	Mandatory and involuntary prepayment

The Borrower must prepay a Project Loan if, and to the extent, required by the Common Terms Agreement.

6.2	Voluntary prepayment

The Borrower may prepay a Project Loan if, and to the extent, permitted by the Common Terms Agreement.

6.3	Cancellation

The Commitments of the Relevant Lenders will be cancelled if, and to the extent, required by the Common Terms Agreement.

6.4	Repayment, voluntary prepayment or refinancing by transfer

The Borrower may repay or prepay a Project Loan or refinance a Project Loan by transfer if, and to the extent, permitted by the Common Terms Agreement.

6.5	Miscellaneous provisions

No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement and the Common Terms Agreement.

7.	INTEREST

7.1	Calculation of interest

(a)
Each Project Loan will bear interest from (and including) the Drawdown Date for that Project Loan at the rate per annum (expressed as a percentage) equal to the Facility A1 Rate of Interest in respect of the Facility A1 Loan and the Facility A2 Rate of Interest in respect of the Facility A2 Loan and, in relation to each Interest Period, such interest will be payable in euro partly in arrear and partly in advance on each Project Loan Payment Date subject to the terms of the Accounts Agreement. The amount of interest payable shall be determined in accordance with paragraph (b) below.

(b)	The amount of interest payable in respect a Project Loan for any Interest Period shall be an amount equal to the product of:

R x PAO x DCF

(where R is the applicable Rate of Interest, PAO is the amount outstanding on that Project Loan on the first day of such Interest Period after any repayments made on such day (the Notional Principal Amount) and DCF is the Relevant Day-Count Fraction) rounded down to the nearest cent.

(c)	The Borrower expressly acknowledges that the amount of interest payable on each Project Loan Payment Date must be no less than the aggregate of

(i)	the amount of the SACE On-going Fees payable; and

(ii)	the amount of interest payable on the Notes,

on the Note Payment Date falling at the end of the relevant Interest Period and agrees that interest shall accrue on the Notional Principal Amount for the entire Interest Period regardless of any repayment, prepayment or other reduction of the Facility A1 Loans and/or the Facility A2 Loans during such Interest Period without double counting any accrued interest paid by the Borrower on a prepayment of the Facility A1 Loans and/or the Facility A2 Loans during such Interest Period.

7.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Borrower must pay interest for the then current Interest Period on each Project Loan made to it on each Project Loan Payment Date.

8.	INTEREST PERIODS

8.1	Selection

(a)	Each Project Loan has successive Interest Periods.

(b)	The first Interest Period of each Project Loan will commence on, and include, the Drawdown Date for that Loan and will end on, but exclude, the Scheduled Issue Date.

(c)	The second Interest Period of each Project Loan will commence on, and include, the Scheduled Issue Date and will end on, but exclude, the first Note Payment Date.

(d)	Each subsequent Interest Period of a Project Loan will be six months and will commence on, and include, a Note Payment Date and will end on, but exclude, the following Note Payment Date.

8.2	No overrunning the Final Maturity Date

If an Interest Period would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

8.3	Other adjustments

The Facility A Lenders and the Borrower may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or splitting of Project Loans, including, but not limited to, for the purpose of ensuring that payments of interest under the Project Loans are equal to projected payments of interest on the Notes.

8.4	Notification

The Senior Agent must notify each relevant Party of the duration of each Interest Period promptly after ascertaining its duration.

9.	TAXES

9.1	Tax Gross-up

(a)
Subject to Subclause 9.3 (Exception from Gross-up) all payments by the Borrower to a Relevant Lender under this Agreement shall be made free and clear of and without any deduction, except to the extent that the Borrower is required by law to make payment subject to any Taxes. If any Tax or amounts in respect of Tax must be deducted, from any amounts payable or paid by the Borrower to any Qualifying Lender under this Agreement, the Borrower shall pay such additional amounts as may be necessary to ensure that the relevant Qualifying Lender receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax.

(b)
A Relevant Lender and the Borrower must co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax deduction or to apply a Tax deduction at a lower rate possible according to the applicable law and regulations.

9.2	Tax receipts

All Taxes required by law to be deducted by the Borrower from any amounts paid or payable to any Relevant Lender under this Agreement shall be paid promptly by the Borrower when due and in any event before penalties attach thereto and the Borrower shall, within 15 days of the payment being made, deliver to the Senior Agent for the Relevant Lender evidence reasonably satisfactory to that Relevant Lender (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

9.3	Exception from Gross-up

No additional amounts shall be paid for the account of a Qualifying Lender under Subclause 9.1 (Tax Gross-up) for or on account of:

(a)
any Tax if, and to the extent that, such Qualifying Lender ceases to be exempt from deduction or withholding of that Tax in respect of payments to it under this Agreement for a reason that is not related to a change in any treaty, law or regulation or any official interpretation or administration of a treaty, law or regulation relating to Tax;

(b)
any Tax in respect of which a Tax deduction would not have been imposed, or would have been imposed at a lower rate, should such Qualifying Lender have co-operated with the Borrower pursuant to Subclause 9.1 (Tax Gross-up), paragraph (b), above;

(c)	any Tax assessed on a Qualifying Lender:

(i)
under the law of the jurisdiction in which that Qualifying Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Qualifying Lender is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Qualifying Lender 's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable, also including the imposta regionale sulle attività produttive (IRAP), by that Qualifying Lender.

9.4	Tax indemnity

(a)
The Borrower shall (within 10 (ten) Business Days of demand by the Senior Agent) pay to a Relevant Lender an amount equal to the loss, liability or cost which that Relevant Lender determines will be or has been suffered for or on account of Tax by that Relevant Lender in respect of this Agreement.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Relevant Lender under the laws of the jurisdiction in which:

(i)	that Relevant Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Relevant Lender is treated as resident for tax purposes; or

(ii)	that Relevant Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if the Tax is imposed on or calculated by reference to the aggregate net income received or receivable by that Relevant Lender (including, without limitation, by reference to the net value of production of that Relevant Lender for IRAP purposes).

(c)	Paragraph (a) above does not apply with respect to any amount of loss, liability or cost which is compensated for by an equal increased payment under the tax gross-up in accordance with Subclause 9.1 (Tax Gross-up), paragraph (a), or would have been compensated by the tax gross-up but was not so compensated because the exclusion under Subclause 9.3 (Exception from Gross-up) applied.

(d)	Paragraph (a) above does not apply to any Tax paid or due by a Relevant Lender as a consequence of its negligence or wilful misconduct.

(e)
A Relevant Lender making, or intending to make, a claim under paragraph (a) above must promptly notify the Senior Agent of the event which will give, or has given, rise to the claim, following which the Senior Agent shall notify the Borrower.

9.5	Tax credits

(a)
If, following the imposition of any Tax (an Applicable Tax) on any payment by the Borrower in consequence of which the Borrower is required under Subclause 9.1 (Tax Gross-up) to pay any additional amount in respect of Tax to a Qualifying Lender, that Qualifying Lender based on a common interpretation of any relevant laws or regulations and acting in good faith) receives or is granted a credit against or remission for or deduction from or in respect of any Applicable Tax payable by it, or obtains any other relief in respect of any Tax on its profit or income, which in that Qualifying Lender's opinion in good faith is both identifiable and quantifiable by it (any of the foregoing, to the extent so identifiable and quantifiable, being referred to as a saving), that Qualifying Lender shall, to the extent that it can do so without prejudice to its right to the relevant saving and subject to the Borrower's obligation to repay the amount to that Qualifying Lender if the relevant saving is subsequently disallowed or cancelled (which repayment shall be made promptly on receipt of notice by the Borrower of such disallowance or cancellation), reimburse the Borrower as soon as reasonably practicable after receipt of such saving by that Qualifying Lender with such amount as that Qualifying Lender shall in its sole opinion but in good faith have concluded to be the lower of (i) the amount or value of the relevant saving; and (ii) such amount as will leave it, after that reimbursement in the same after-tax position as it would have been if the additional amount had not been due.

(b)
Nothing contained in this Agreement shall interfere with the right of a Qualifying Lender to arrange its Tax and other affairs in whatever manner it thinks fit and, in particular, no Qualifying Lender shall be under any obligation to claim relief from Tax on its corporate profits, or from any similar Tax liability, in respect of the Applicable Tax, or to claim relief in priority to any other claims, relief, credits or deductions available to it (but shall act reasonably in deciding whether to claim such relief) or to disclose details of its Tax affairs. A Qualifying Lender shall not be required to disclose any information it considers confidential relating to the organisation of its affairs.

9.6	Value added taxes

(a)
All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party for Facilities A1 and A2 which (in whole or in part) constitute the consideration for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party for Facilities A1 and A2 to any Party under a Finance Document, that Party must pay to the Finance Party for Facilities A1 and A2 (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party for Facilities A1 and A2 must promptly provide an appropriate VAT invoice to that Party).

(b)
If VAT is chargeable by reference to any supply made by any Finance Party for Facilities A1 and A2 (the Supplier) to any other Finance Party for Facilities A1 and A2 (the Recipient) under a Finance Document, and any Party (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), the relevant Party must also pay to the Supplier (in addition to and at the same time as paying that amount) an amount equal to the amount of VAT.  The Recipient must promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)
Where a Finance Document requires a Party to reimburse a Finance Party for Facilities A1 and A2 for any costs or expenses, that Party must also at the same time pay and indemnify that Finance Party for Facilities A1 and A2 against all VAT incurred by that Finance Party for Facilities A1 and A2 in respect of the costs or expenses but only to the extent that the relevant Finance Party for Facilities A1 and A2 (reasonably) determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

9.7	Imposta Sostitutiva

This Agreement will benefit from the Imposta Sostitutiva regime.

10.	PAYMENTS

All payments by a Party under the Finance Documents must be made in accordance with clause 6 (Payments) of the Common Terms Agreement.

11.	ACCELERATION

The provisions of clause 15.32 (Acceleration) of the Common Terms Agreement shall apply to this Agreement.

12.	FEES

No fees are payable by the Borrower except in accordance with the express terms of the Common Terms Agreement.

13.	AMENDMENTS AND WAIVERS

Any provision of this Agreement may only be amended or waived in accordance with Clause 21 (Amendments and Waivers) of the Common Terms Agreement.

14.	CHANGES TO THE PARTIES

14.1	Assignments and transfers by Relevant Lenders

A Relevant Lender may only assign or transfer any of its rights and obligations under this Agreement as provided for, and in accordance with, the Common Terms Agreement.

15.	SENIOR AGENT

(a)	It is hereby acknowledged and agreed by the other parties hereto that the Senior Agent has no responsibility for any of the obligations of any other party nor shall it be liable to any other party for any action or omission by the Senior Agent pursuant to this Agreement except to the extent that any such loss, liability, cost, damages or expenses have resulted from the Senior Agent’s gross negligence, fraud or wilful misconduct.

(b)
It is hereby further acknowledged and agreed that the Senior Agent will exercise or refrain from exercising its rights, powers, benefits, duties, functions and/or discretions conferred on it under this Agreement and any other Finance Document (including, without limitation, in giving its consent, approval or authorisation to any event, matter or thing requested or making any determination hereunder or thereunder) in accordance with and subject to the provisions of the Common Terms Agreement or the Intercreditor Agreement and, in the event of any inconsistency between the Common Terms Agreement and the Intercreditor Agreement, from the Issue Date until the redemption in full of the Notes, the Intercreditor Agreement shall prevail.

16.	NOTICES

Any communication in connection with a Finance Document must be made in accordance with clause 28 (Notices) of the Common Terms Agreement.

17.	GOVERNING LAW

This Agreement, and any non-contractual obligations arising out of or in connection with it, is governed by Italian law.

18.	ENFORCEMENT

For the benefit of each Finance Party for Facilities A1 and A2, the Borrower agrees that the terms of clause 32.1 (Jurisdiction) of the Common Terms Agreement shall apply mutatis mutandis to any dispute in connection with any Finance Document.

SCHEDULE 1

FORM OF REQUEST

To:	[AGENT] as Senior Agent

From:	[ ]

Date:	[ ]

ANDROMEDA PV S.R.L. - Common Terms Agreement dated [●] 2010 (the Agreement)

1.	We refer to the Agreement. Capitalised terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement. This is a Request.

2.	We wish to borrow the [Facility A1/Facility A2] Loan on the following terms:

(a)	Drawdown Date: [insert Business Day falling after signing of the Agreement]

(b)	Amount/currency: [insert amount of Facility A1 / Facility A2 Commitment]

3.	Our payment instructions are: [€[●] to BNPP Drawdown Account and €[●] to SG Drawdown Account].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

________________________

ANDROMEDA PV S.R.L.

SCHEDULE 2

FORM OF WITHDRAWAL REQUEST

To:	[AGENT] as Senior Agent

CC:	[ENGLISH ACCOUNT BANK][SG DRAWDOWN ACCOUNT BANK][BNPP DRAWDOWN ACCOUNT BANK]

From:	[ ]

Date:	[ ]

ANDROMEDA PV S.R.L. - Common Terms Agreement dated [●] 2010 (the Agreement)

1.	We refer to the Agreement. Capitalised terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement. This is a Withdrawal Request.

2.	We wish to withdraw the following amount from the [Equity Account][Deposit Account][SG Drawdown Account][BNPP Drawdown Account]: [●]

3.	Our payment instructions are:

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Withdrawal Request is so satisfied.

5.	This Withdrawal Request is irrevocable.

________________________

ANDROMEDA PV S.R.L.

SCHEDULE 3

REPAYMENT SCHEDULE FOR PROJECT LOANS

	Repayment Date	Repayment Instalment (Euro)
		Facility A1 Loan	Facility A2 Loan
1.	September 2012	2,500,000.00	2,500,000.00
2.	March 2013	960,000.00	960,000.00
3.	September 2013	2,090,000.00	2,090,000.00
4.	March 2014	1,150,000.00	1,150,000.00
5.	September 2014	2,360,000.00	2,360,000.00
6.	March 2015	1,470,000.00	1,470,000.00
7.	September 2015	2,670,000.00	2,670,000.00
8.	March 2016	1,630,000.00	1,630,000.00
9.	September 2016	2,780,000.00	2,780,000.00
10.	March 2017	1,660,000.00	1,660,000.00
11.	September 2017	2,970,000.00	2,970,000.00
12.	March 2018	1,860,000.00	1,860,000.00
13.	September 2018	3,130,000.00	3,130,000.00
14.	March 2019	2,090,000.00	2,090,000.00
15.	September 2019	3,290,000.00	3,290,000.00
16.	March 2020	2,270,000.00	2,270,000.00
17.	September 2020	3,490,000.00	3,490,000.00
18.	March 2021	2,440,000.00	2,440,000.00
19.	September 2021	3,750,000.00	3,750,000.00
20.	March 2022	2,670,000.00	2,670,000.00
21.	September 2022	3,920,000.00	3,920,000.00
22.	March 2023	2,830,000.00	2,830,000.00

	Repayment Date	Repayment Instalment (Euro)
		Facility A1 Loan	Facility A2 Loan
23.	September 2023	4,130,000.00	4,130,000.00
24.	March 2024	3,040,000.00	3,040,000.00
25.	September 2024	4,270,000.00	4,270,000.00
26.	March 2025	3,090,000.00	3,090,000.00
27.	September 2025	4,500,000.00	4,500,000.00
28.	March 2026	2,950,000.00	2,950,000.00
29.	September 2026	4,490,000.00	4,490,000.00
30.	March 2027	3,180,000.00	3,180,000.00
31.	September 2027	4,630,000.00	4,630,000.00
32.	March 2028	3,530,000.00	3,530,000.00
33.	September 2028	4,810,000.00	4,810,000.00
34.	November 2028	1,000,000.00	1,000,000.00

SIGNATORIES

/s/ Margareth Carducci

ANDROMEDA PV S.R.L.
as Borrower

/s/ Marco Germani

BNP PARIBAS, MILAN BRANCH
as Arranger and Original Facility A Lender

/s/ Leonardo Pecciarini

SOCIÉTÉ GÉNÉRALE, MILAN BRANCH
as Arranger and Original Facility A Lender

/s/ Davide Pluchino

DEUTSCHE BANK AG, LONDON BRANCH
as Senior Agent